EXHIBIT 3.2

           CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                      FOR NEVADA PROFIT CORPORATIONS
       (PURSUANT TO NRS 78.385 AND 78.930 - AFTER ISSUANCE OF STOCK)


1.    Name of corporation: Modern Technology Corp.

2. The articles have been amended as follows (provide article numbers, if available): The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of such series of stock are as follows:

            Class         Par Value      Authorized Shares
            -----         ---------      -----------------
            Common        $0.0001        150,000,000
            Preferred     $0.0001         20,000,000
                                         -----------

            Totals:                      170,000,000

            (Continued on attachment)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 90%

4.    Effective date of filing (optional):

5.    Officer Signature (required): /s/ ANTHONY K. WELCH

                  FIFTH:  The  Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.0001. The second class of stock shall be Preferred Stock, par value $0.0001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

            The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

            Class         Par Value      Authorized Shares
            -----         ---------      -----------------
            Common        $0.0001        150,000,000
            Preferred     $0.0001         20,000,000
                                         -----------

            Totals:                      170,000,000

Reverse Splits

The Board of Directors may, without prior shareholder approval, reduce the number of issued and outstanding shares for any class or series of stock without reducing the number of authorized shares of that series or class.